BTHC XV, Inc. Signs Share Exchange Agreement With Long Fortune Valley Tourism International Limited

Argyle, TX – (Business Wire) – 10/6/10 – BTHC XV, Inc. (“BTHC XV” or the “Company”) (OTC BB: BTXV) announced that it has entered into a Share Exchange Agreement with its principal shareholder, Long Fortune Valley Tourism Limited, a Cayman Islands company (“Long Fortune”), and the shareholders of Long Fortune.  Long Fortune, through its operating subsidiaries, is a tourism development and management company in the People’s Republic of China.

Closing of the share exchange is subject to the satisfaction or waiver of several conditions. The Share Exchange Agreement provides for the acquisition by BTHC XV of 100% of the issued and outstanding capital stock of Long Fortune from Long Fortune’s shareholders.  Upon completion of the share exchange, Long Fortune’s shareholders will own approximately 95% of the issued and outstanding shares of BTHC XV’s common stock and Long Fortune will become a wholly-owned subsidiary of BTHC XV.  In addition, following the share exchange, the officers and directors of Long Fortune shall replace BTHC XV’s officers and directors, and BTHC XV will succeed to the business of Long Fortune as its sole line of business.

This press release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Since the forward-looking statements relate to future developments, results or events, these statements are highly speculative and involve risks, uncertainties and assumptions that are difficult to assess. You should not construe any of these statements as a definitive or invariable expression of what will actually occur or result. Actual results, including the successful closing of the share exchange and the realization of the potential benefits of the share exchange could differ materially from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release and BTHC XV assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Although BTHC XV believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in BTHC XV’s periodic reports filed from time to time with the Securities and Exchange Commission which are available at http://www.sec.gov.

Contact:

Tim Halter
174 FM 1830
Argyle, TX 76226